                                                                  Exhibit (a)(1)

                  Offer to Purchase, dated November 17, 1998.

                          OFFER TO PURCHASE FOR CASH
                            ALL OUTSTANDING SHARES
                                      OF
                                 COMMON STOCK
                                      OF
                       INTENSIVA HEALTHCARE CORPORATION
                                      AT
                             $9.625 NET PER SHARE
                                      BY
                     SELECT MEDICAL OF MECHANICSBURG, INC.
                         A WHOLLY OWNED SUBSIDIARY OF
                          SELECT MEDICAL CORPORATION

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON TUESDAY, DECEMBER 15, 1998, UNLESS THE OFFER IS EXTENDED.

  THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 9, 1998 (THE "MERGER AGREEMENT"), BY AND AMONG SELECT MEDICAL CORPORATION ("PARENT"), SELECT MEDICAL OF MECHANICSBURG, INC. ("PURCHASER") AND INTENSIVA HEALTHCARE CORPORATION (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSAC-TIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DE-FINED HEREIN), AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT (IF ANY), CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (II) ALL APPLICABLE WAITING PERI-ODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMEND-ED, HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 15.

                                ---------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsim-ile) or, in the case of a book-entry transfer effected pursuant to the proce-dures described in Section 3 of this Offer to Purchase, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockhold-er's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are regis-tered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

  Any stockholder who desires to tender Shares and whose certificates evidenc-ing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

  Questions and requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Deliv-ery and other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks or trust companies.

                                ---------------

                    The Information Agent for the Offer is:
               [LOGO OF MACKENZIE PARTNERS, INC. APPEARS HERE]

                                ---------------
November 17, 1998

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 INTRODUCTION............................................................   1
 THE OFFER...............................................................   3
  1. Terms of the Offer.................................................    3
  2. Acceptance for Payment and Payment.................................    6
  3. Procedures for Tendering Shares....................................    7
  4. Withdrawal Rights..................................................   10
  5. Certain U.S. Federal Income Tax Consequences.......................   10
  6. Price Range of the Shares; Dividends on the Shares.................   11
  7. Effect of the Offer on the Market for the Shares; Stock Listing;
      Exchange Act Registration; Margin Regulations.....................   11
  8. Certain Information Concerning the Company.........................   13
  9. Certain Information Concerning Parent and Purchaser................   15
 10. Sources and Amount of Funds........................................   16
 11. Background of the Offer; Contacts with the Company.................   17
     Purpose of the Offer and the Merger; the Merger Agreement and
 12. Certain Other Agreements...........................................   18
 13. Plans for the Company; Other Matters...............................   30
 14. Dividends and Distributions........................................   32
 15. Certain Conditions of the Offer....................................   33
 16. Certain Legal Matters and Regulatory Approvals.....................   34
 17. Fees and Expenses..................................................   36
 18. Miscellaneous......................................................   37
 SCHEDULE I--INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF   I-1
  PARENT AND PURCHASER AND CERTAIN OTHER PERSONS

To the Holders of Common Stock of
Intensiva HealthCare Corporation:

                                 INTRODUCTION

  Select Medical of Mechanicsburg, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Select Medical Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.001 per share (the "Common Stock" or the "Shares"), of Intensiva HealthCare Corporation, a Delaware corporation (the "Company"), at a price of $9.625 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

  Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all fees and expenses of ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (in such capacity, the "Depositary") and MacKenzie Partners, Inc., which is acting as the Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Parent and each such person. See Section 17.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  WASSERSTEIN PERELLA & CO., INC. ("WASSERSTEIN PERELLA"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE COMPANY BOARD ITS WRITTEN OPINION, DATED NOVEMBER 9, 1998 (THE "FINANCIAL ADVISOR OPINION"), TO THE EFFECT THAT, AS OF SUCH DATE AND BASED UPON AND SUBJECT TO THE VARIOUS ASSUMPTIONS AND QUALIFICATIONS STATED THEREIN, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES PURSUANT TO THE OFFER AND THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS OF SHARES. A COPY OF THE FINANCIAL ADVISOR OPINION IS ATTACHED AS AN EXHIBIT TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER AND WHICH IS BEING MAILED TO HOLDERS OF SHARES HEREWITH. HOLDERS OF SHARES ARE URGED TO, AND SHOULD, READ THE FINANCIAL ADVISOR OPINION CAREFULLY.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT (IF ANY), CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (II) ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. PURCHASER RESERVES THE RIGHT (SUBJECT TO THE TERMS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION) TO WAIVE OR REDUCE THE MINIMUM CONDITION AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, FEWER THAN THE MINIMUM NUMBER OF SHARES NECESSARY TO SATISFY THE MINIMUM CONDITION; PROVIDED THAT, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY, PURCHASER MAY NOT WAIVE OR REDUCE THE MINIMUM CONDITION TO LESS THAN 66 2/3% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS. THE PURCHASER CURRENTLY DOES NOT INTEND TO WAIVE THE MINIMUM CONDITION. IF THE MINIMUM CONDITION IS NOT SATISFIED BUT MORE THAN 66 2/3% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS HAVE BEEN TENDERED AND NOT WITHDRAWN, PURCHASER AND, UNDER CERTAIN CIRCUMSTANCES, THE COMPANY MAY EACH REQUIRE THE STOCKHOLDERS MEETING (AS DEFINED BELOW) TO BE HELD AND THE PROXY STATEMENT (AS DEFINED BELOW) TO BE DISSEMINATED TO THE STOCKHOLDERS OF THE COMPANY AS SOON AS REASONABLY PRACTICABLE. SEE SECTIONS 1 AND 15.

  The Company has advised Parent and Purchaser that each member of the Company Board and each of the Company's executive officers intends to tender all Shares owned by such persons pursuant to the Offer. In addition, simultaneously with the execution and delivery of the Merger Agreement, Parent and Purchaser, on the one hand, and certain stockholders on the other hand (the "Certain Stockholders"), entered into the Stockholder Agreement dated as of November 9, 1998 (the "Stockholder Agreement"). The Stockholder Agreement relates to the 3,015,667 Shares owned by the Certain Stockholders, as well as 269,417 Shares subject to Options (as hereinafter defined). Pursuant to the Stockholder Agreement, each Certain Stockholder has agreed, among other things, to tender in the Offer, and not to withdraw therefrom, the 3,015,667 Shares owned by such Certain Stockholders, as well as any other Shares acquired prior to the expiration of the Offer including pursuant to the exercise of Options. See Section 12.

  As used in this Offer to Purchase, "fully diluted basis" takes into account the exercise of all outstanding options, warrants and other rights and securities exercisable into Shares, including the Options and Warrants (each as defined below). The Company has represented and warranted to Parent and Purchaser that, as of November 9, 1998, (i) the authorized capital stock of the Company consists of 70,000,000 Shares and 30,000,000 shares of undesignated preferred stock (the "Preferred Stock"), (ii) 10,078,838 Shares are issued and outstanding, (iii) no shares of Preferred Stock are issued and outstanding, (iv) 692,358 Shares are issuable pursuant to the exercise of the Company's outstanding stock options ("Options"), and (v) 15,950 Shares are issuable pursuant to the exercise of warrants (the "Warrants"). The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any shares of capital stock of any class of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock of the Company (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date hereof). See Section 12. Based on the foregoing and assuming that an aggregate of 10,787,146 Shares, Options and Warrants remain outstanding, the Minimum Condition will be satisfied if 9,708,432 Shares are validly tendered and not withdrawn prior to the Expiration Date. See Section 3 under "--Options and Warrants."

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 9, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and the General Corporation Law of the State of Delaware, as amended (the "DGCL"), as promptly as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser shall be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries, including Purchaser and (iii) stockholders who properly perfect their dissenters' rights under the DGCL, will be converted into the right to receive $9.625 in cash (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in Section 12.

  The Merger Agreement provides that concurrently with the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares purchased by Purchaser in the Offer bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be appointed as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors or both.

  Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement and the Merger, if required by applicable law and the Company's Certificate of Incorporation (the "Certificate of Incorporation"). See Section 12. Under the DGCL and pursuant to the Certificate of Incorporation, the affirmative vote of the holders of two-thirds of the outstanding Shares is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement and the Merger at a meeting of the Company's stockholders. If the Minimum Condition is satisfied and Purchaser purchases at least ninety percent of the outstanding Shares in the Offer, or if, as described in Section 1, Purchaser waives or reduces the Minimum Condition (subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission) to not less than 66 2/3% of the outstanding Shares on a fully diluted basis and Purchaser purchases at least two-thirds of the outstanding Shares in the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent and Purchaser have agreed to vote the Shares acquired by them pursuant to the Offer in favor of the Merger. See Section 13. The Merger Agreement is more fully described in Section 12.

  Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, Parent and Purchaser could effect a short-form merger without any further approval of the Company Board or the stockholders of the Company. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent or Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per Share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Parent and Purchaser presently intend to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company. See Section 13.

  Certain Federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

  1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Tuesday, December 15, 1998, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the HSR Act, and the other conditions set forth in Section 15. If such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer (except the Minimum Condition; provided that Purchaser may, in its sole discretion, reduce the Minimum Condition to 66 2/3% of the outstanding Shares on a fully diluted basis) and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the next paragraph, amend the Offer.

  Subject to the terms of the Merger Agreement and applicable rules and regulations of the Commission, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 15 hereof shall have occurred, to (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) except as set forth above, amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER. The Merger Agreement provides that, without the prior written consent of the Company, neither Purchaser nor Parent will decrease the Offer Price, waive the Minimum Condition (except for the reduction in Minimum Condition as provided in the preceding paragraph), decrease the number of Shares sought in the Offer, impose additional conditions to the Offer other than those set forth in
Section 15 or make other changes to the terms of the Offer which are otherwise materially adverse to the holders of the Shares. Except as provided in this paragraph, the conditions set forth in Section 15 are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion and Purchaser expressly reserves the right to modify the terms of the Offer.

  The Purchaser may, without the consent of the Company, (i) extend the Offer on one or more occasions beyond the then scheduled Expiration Date if, at the then scheduled Expiration Date, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for the minimum period required by the rules, regulations or interpretations of the Commission or the staff thereof applicable to the Offer including in connection with any increase in consideration or waiver of a condition which is permitted to be waived as provided above, (iii) extend the Offer as provided in the immediately following paragraph or (iv) extend the Offer on one or more occasions for an aggregate period of not more than 10 business days beyond the initial Expiration Date or the latest Expiration Date that would otherwise be permitted (or, in the case of clause (iii), required) under clause (i), (ii) or (iii) of this sentence; provided, that, in the case of such an extension under clause (iv), the Purchaser and the Parent shall have irrevocably waived the conditions contained in Section 15 other than the conditions set forth in paragraphs (a), (h) and, with respect to willful breaches, (g) thereunder. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Purchaser and Parent have agreed that if the conditions set forth in paragraphs (b)-(d) of Section 15 have not been satisfied or waived on any scheduled Expiration Date, and all other conditions to the Offer have been satisfied or waived, Purchaser, if requested by the Company in writing prior to the then scheduled Expiration Date, shall extend the Offer to the extent necessary to permit such condition to be satisfied, provided that Purchaser shall not be required to extend the Offer (1) beyond January 31, 1999 or (2) if such conditions cannot be satisfied on or prior to January 31, 1999.

  The Merger Agreement requires Purchaser to accept for payment and pay for, as promptly as practicable after expiration of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied on the Expiration Date. However, if, on the then scheduled Expiration Date, the Minimum Condition shall not have been satisfied or waived but more than 66 2/3% of the outstanding Shares on a fully-diluted basis have been tendered and not withdrawn, the Purchaser may deliver to the Company a written notice (the "Merger Notice") directing the Company to proceed with the Merger and to call and hold the Stockholders Meeting and disseminate the proxy statement to the stockholders of the Company in connection with the Stockholders Meeting (the "Proxy Statement") as soon as reasonably practicable. In the event (i) Purchaser elects not to deliver a Merger Notice to the Company pursuant to the preceding sentence, (ii) the Minimum Condition shall not have been satisfied or waived but more than 66 2/3% of the outstanding Shares on a fully-diluted basis have been tendered and not withdrawn and (iii) all of the conditions to the Offer other than the Minimum Condition and those conditions set forth in paragraphs (b)-(d) of Section 15 hereof have been satisfied or waived, Purchaser shall extend the Offer for one or more periods of time to permit the Minimum Condition and the other conditions to be satisfied; provided that Purchaser shall not be required to extend the Offer (1) beyond January 31, 1999 or (2) if such conditions cannot be satisfied on or prior to January 31, 1999.

  If at any time on or after January 15, 1999, (i) the Offer shall not have expired or terminated in accordance with its terms, (ii) the Minimum Condition shall not have been satisfied or waived but more than 66 2/3% of the outstanding Shares on a fully diluted basis have been tendered and not withdrawn, and (iii) all of the conditions to the Offer other than the Minimum Condition and those conditions set forth in paragraphs (b)-(d) of Section 15 hereof have been satisfied or waived, then, at such time the Company may deliver to Parent and Purchaser a written Merger Notice informing Parent and Purchaser that the Company has elected to call and hold the Stockholders Meeting and disseminate the Proxy Statement as soon as reasonably practicable.

  Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares. Subject to applicable law and without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

  If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of such offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

  The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15, including without limitation the expiration or termination of the waiting period applicable to the acquisition of Shares under the HSR Act.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

  UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law, including without limitation the HSR Act. If Purchaser is delayed in its acceptance for payment of, or payment for (whether before or after its acceptance for payment of Shares), Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 15) (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 4.

  Parent and the Company have filed their Notification and Report Forms with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date Parent's form was filed, unless early termination of the waiting period is granted. However, the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the United States Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. See Section 16 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in
Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

  Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. PROCEDURES FOR TENDERING SHARES.

  Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

  DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates, in proper form for transfer, for (or a Book-Entry Confirmation with respect to) such tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market") operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Parent as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after November 9, 1998 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer, or its assignee (in either case, the "Payee") must, unless an exemption applies, provide the Depositary with such Payee's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Payee is not subject to backup withholding. If a Payee does not provide such Payee's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such Payee and payment of cash to such Payee pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer and other Payees should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain Payees (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

  Options and Warrants. Holders of currently exercisable Options and Warrants may exercise such Options or Warrants pursuant to their terms and tender the Shares received upon such exercise pursuant to the Offer. In addition, Parent, Purchaser and the Company have agreed in the Merger Agreement that holders of Options and Warrants, whether or not exercisable at the Effective Time, shall be entitled to receive at the Effective Time or as soon as practicable thereafter in consideration for each such Option or Warrant an amount (the "Spread Amount") equal to the product of (i) the number of Shares subject to such Option or Warrant, as the case may be, and (ii) the excess, if any, of the Offer Price over the exercise price per Share provided in such Option or Warrant. See Section 12 under "--Options." Holders of Options and Warrants desiring to receive the Spread Amount should contact the Company at the address set forth in Section 8.

  4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 15, 1999.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

  Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a "Holder"). The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. THE FOLLOWING DISCUSSION DOES NOT ADDRESS THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ALL CATEGORIES OF HOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES (E.G., HOLDERS WHO ACQUIRED THEIR SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHER COMPENSATION ARRANGEMENTS WITH THE COMPANY, HOLDERS WHO PERFECT THEIR APPRAISAL RIGHTS UNDER THE DGCL, FOREIGN HOLDERS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, DEALERS IN SECURITIES AND PERSONS WHO HAVE ACQUIRED THE SHARES AS PART OF A STRADDLE, HEDGE, CONVERSION TRANSACTION OR OTHER INTEGRATED INVESTMENT), NOR DOES IT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO PERSONS WHO DO NOT HOLD THE SHARES AS "CAPITAL ASSETS" WITHIN THE MEANING OF
SECTION 1221 OF THE CODE (GENERALLY, PROPERTY HELD FOR INVESTMENT). HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one (1) year at the time of the consummation of the Offer or the Merger. Capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

  6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES. The Shares are traded through the Nasdaq National Market under the symbol "IHCC". The Shares began trading on the Nasdaq National Market on October 11, 1996. The following table sets forth, for each of the fiscal quarters indicated, the high and low sales price per Share, as reported in published financial sources.

                                                                    SALES PRICE
                                                                    ------------
                                                                     HIGH   LOW
                                                                    ------ -----
FISCAL YEAR ENDED DECEMBER 31, 1996:
  Fourth Quarter (from October 11 through December 31, 1996)....... $11.38 $6.00
FISCAL YEAR ENDED DECEMBER 31, 1997:
  First Quarter ended March 31, 1997............................... $11.25 $6.25
  Second Quarter ended June 30, 1997...............................   8.88  6.13
  Third Quarter ended September 30, 1997...........................  11.25  6.00
  Fourth Quarter ended December 31, 1997...........................   8.63  6.13
FISCAL YEAR ENDING DECEMBER 31, 1998:
  First Quarter ended March 31, 1998............................... $ 8.25 $7.13
  Second Quarter ended June 30, 1998...............................  11.13  7.25
  Third Quarter ended September 30, 1998...........................   7.94  4.25
  Fourth Quarter (through November 16, 1998).......................   9.38  4.38

  On November 9, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the last reported closing sales price of the Shares on the Nasdaq National Market was $6.25 per Share. On November 16, 1998, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $9.19 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  Purchaser has been advised by the Company that the Company did not declare or pay any cash dividends during any of the periods indicated in the above table. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent and Parent does not intend to consent to any such declaration or payment.

  7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

  Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Listing. The Shares are listed on the Nasdaq National Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market, which among other things require that an issuer have either (i) at least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $5,000,000 and net tangible assets of at least $4,000,000 and at least two registered and active market makers for the shares or (ii) at least 1,100,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $15,000,000, and either (x) a market capitalization of at least $50,000,000 or (y) total assets and total revenue of at least $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years and at least four registered and active market markers. The Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market (the "Nasdaq Stock Market") with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

  In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

  Purchaser currently intends to seek delisting of the Shares from the Nasdaq National Market and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

  8. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including that set forth below under "--Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 8 and elsewhere in this Offer to Purchase is derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 1998, as filed with the Commission pursuant to the Exchange Act, and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although the Purchaser and the Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither Parent nor Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

  General. The Company is a Delaware corporation with principal executive offices located at 7733 Forsyth Boulevard, 8th Floor, St. Louis, Missouri 63105. The telephone number of the Company at such offices is (314) 725-0112. The Company provides highly specialized, acute long-term care for critically ill or injured patients who require intensive medical monitoring and treatment, and who often have multiple medical conditions and are medically unstable. The Company provides high quality, cost effective, specialized care for its patients, who typically require an average length of stay of greater than 25 days in an intensive inpatient setting. The Company's medical staffs provide specialized medical services, as well as nursing and respiratory care. The Company's clinical programs utilize specialized staff, equipment and protocols for the treatment of its patients.

  Selected Financial Information. Set forth below is certain consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 1998, as filed with the Commission pursuant to the Exchange Act.

  More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such report and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner set forth below.

                       INTENSIVA HEALTHCARE CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                           NINE MONTHS ENDED
                             SEPTEMBER 30,
                              (UNAUDITED)          YEAR ENDED DECEMBER 31,
                         ---------------------- -------------------------------
                            1998        1997       1997      1996       1995
                         ----------  ---------- ---------- ---------  ---------
STATEMENT OF OPERATIONS
 DATA:
  Net revenue...........    $81,394     $46,154    $69,589   $18,748    $ 1,488
  Operating expenses....     68,935      39,692     59,913    18,863      2,521
  General and
   administrative.......      4,002       3,416      4,606     3,247      1,884
  Provision for doubtful
   accounts.............      1,421       1,429      1,952     1,176        139
  Depreciation and
   amortization.........      1,969       1,033      1,565       817         29
                         ----------  ---------- ---------- ---------  ---------
  Operating income
   (loss)...............      5,067         584      1,553    (5,355)    (3,085)
  Interest income
   (expense), net.......       (863)        229        178       369        238
                         ----------  ---------- ---------- ---------  ---------
  Income (loss) before
   income taxes.........      4,204         813      1,731    (4,986)    (2,847)
  Provision for income
   taxes................      1,261          --         94        --         --
                         ----------  ---------- ---------- ---------  ---------
  Net income (loss).....    $ 2,943     $   813    $ 1,637   $(4,986)   $(2,847)
                         ==========  ========== ========== =========  =========
  Basic income (loss)
   per share............    $  0.29     $  0.08    $  0.16  $  (1.54)   $ (2.14)
  Diluted income (loss)
   per share............    $  0.28     $  0.08    $  0.16  $  (1.54)   $ (2.14)
                         ==========  ========== ========== =========  =========
Weighted average shares
 outstanding used in
 calculation of per
 share amounts:
  Basic................. 10,001,905   9,918,680  9,929,598 3,229,313  1,332,100
                         ==========  ========== ========== =========  =========
  Diluted............... 10,468,994  10,460,742 10,463,800 3,229,313  1,332,100
                         ==========  ========== ========== =========  =========
BALANCE SHEET DATA (AT
 PERIOD END):
  Cash and cash
   equivalents..........    $ 2,457     $   389    $   248   $ 2,885    $11,261
  Working capital.......     22,280      17,874     20,029    19,691     11,207
  Total assets..........     64,438      33,356     41,575    29,368     13,698
  Long-term obligations
   and revolving credit
   facility, less
   current portion......      5,505       1,386      3,248       635        291
  Stockholders' equity..     26,754      22,967     23,792    22,146     11,790

  Certain Company Projections. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent or its representatives with certain information about the Company and its financial performance which is not publicly available. The information provided included financial projections for the Company as an independent company (i.e., without regard to the impact to the Company of a transaction with Parent). The following is a summary of selected projected financial information provided by the Company.

                                                YEAR ENDING DECEMBER 31,
                                           -----------------------------------
                                             1999     2000     2001     2002
                                           -------- -------- -------- --------
                                            (IN THOUSANDS, EXCEPT FACILITIES
                                                          DATA)
Number of facilities......................       37       47       57       67
Revenues.................................. $195,657 $286,590 $354,919 $431,938
Earnings before interest, taxes,
 depreciation and amortization............   20,537   33,792   39,042   49,453
Net Income................................    9,251   15,951   18,415   24,145

  The Company has advised Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer only because the information was provided to Parent and Purchaser. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company's internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. The projections were based on a number of assumptions some of which are beyond the control of the Company, the Purchaser or Parent or their respective financial advisors and representatives. Such assumptions include, but are not limited to (i) the Company opening 10 new hospitals annually, (ii) the Company not experiencing significant rate pressure at either the government or private payor level,
(iii) revenue per patient day remaining at existing levels with slight reductions through 2002, (iv) costs remaining at levels consistent with past experience and (v) the Company leveraging its fixed overhead over a larger number of hospitals and increasing its margins. Although the Company believes the assumptions used in preparing this information were reasonable when made, such assumptions are inherently subject to significant uncertainties and contingencies which are impossible to predict and beyond the Company's control, including, but not limited to, the ability of the Company to develop new facilities in accordance with its business plan, changes in health care regulation and/or health care reform, changes in the regulation of relationships among health care providers, difficulty in obtaining necessary licenses or certifications, ability to collect accounts receivable, changes in reimbursement policies or procedures, changes in payor mix, changes in referral source practices, changes in relationships with host hospitals and/or the leases with such host hospitals, competition, and the adequacy of professional liability insurance. No prediction can be made as to whether the assumptions made in preparing the foregoing information were or will be accurate, and accordingly, there can be no assurance, and no representation or warranty is made, that actual results will not vary materially from those described above. The inclusion of this information should not be regarded as an indication that Parent, Purchaser, the Company or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. None of Parent, Purchaser or the Company assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections, and the Company has made no representation to Parent or Purchaser regarding the projections described above. None of the Company, the Purchaser or Parent intends to update, revise or correct such projections if they become inaccurate (even in the short term). The projections have not been adjusted to reflect the effects of the Merger.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

  9. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

  Parent and Purchaser. Parent is a privately-held Delaware corporation and provides highly specialized, acute long-term care for critically ill or injured patients who are often unstable and require medical monitoring with a length of stay of 25 days or longer. Parent also currently owns and operates a number of outpatient clinics primarily located in Canada and the eastern part of the United States. Such outpatient facilities also provide physical, occupational, speech and other therapy services to hospitals, nursing homes and other health care providers on a contractual basis.

  Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of Purchaser is owned directly by Parent. Until immediately prior to the time

Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

  The principal offices of Purchaser and Parent are located at 4718 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055. The telephone number of Parent and Purchaser at such location is (717) 972-1100.

  The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the executive officers and directors of Parent and Purchaser are set forth in Schedule I to this Offer to Purchase.

  Except as set forth in this Offer to Purchase, none of Purchaser, Parent, or to the best knowledge of Purchaser and Parent, any of the persons listed on
Schedule I hereto or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has a right to acquire, directly or indirectly, any Shares, and none of Purchaser or Parent, or to the best of knowledge of Purchaser and Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed on
Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

  Except as set forth in this Offer to Purchase, none of Purchaser, Parent, any of their respective affiliates, nor, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, has had, since January 1, 1995, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1995 there have been no contacts, negotiations or transactions between Purchaser, Parent, any of their respective affiliates or, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

  10. SOURCES AND AMOUNT OF FUNDS.

  The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger, including the fees and expenses of the Offer and the Merger and refinancing of existing indebtedness of the Company, is estimated to be approximately $130 million. Purchaser will obtain all such funds from Parent in the form of capital contributions and/or advances. Parent has obtained commitments from certain of its existing stockholders to invest an amount of up to $130 million in debt and equity securities of Parent, which commitments are subject to, and will be funded at the time of, the acquisition by Parent or Purchaser of at least a 90% interest in the Company pursuant to the Merger Agreement at a price per Share not to exceed $9.625 in cash in either a tender offer or merger. Parent plans to obtain a significant portion of the funds for such capital contributions or advances required to purchase the Shares from a portion of the aforementioned investment commitments by its existing shareholders and from borrowings under credit facilities that Parent will seek to obtain from commercial banks. Parent has spoken to various banks who have indicated their willingness to assist in obtaining such financing. Any debt incurred to fund the purchase of the Shares in the Offer is expected to be repaid from funds internally generated by the Parent and its subsidiaries and from external sources, including potentially from the sales of debt and equity securities on terms not yet determined.

  11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

  In July 1998, Rocco A. Ortenzio, Chairman and Chief Executive Officer of Parent, contacted David W. Cross, President and Chief Executive Officer of the Company, regarding the state of the long-term acute care industry. Over the next several weeks, Messrs. Ortenzio and Cross had a series of telephone calls during which they discussed a number of topics involving recent developments in the industry. In August 1998, Mr. Ortenzio asked Mr. Cross to meet with him to discuss a possible combination of Parent and the Company, which possibility had not been previously discussed.

  On August 31, 1998, Mr. Cross and David L. Steffy, a member of the Company's Board of Directors, met with Rocco Ortenzio, Robert A. Ortenzio, the President and Chief Operating Officer of Parent, and Dennis L. Lehman, the Chief Financial Officer of Parent. At the meeting, the parties discussed several topics, including the general industry trend toward consolidation. Rocco Ortenzio indicated that, based upon publicly available information and subject to due diligence and the negotiation of definitive documentation, Parent was interested in pursuing an all cash acquisition of all of the Shares of the Company at $9.00 per Share. Mr. Cross indicated that he and the Company Board would study the proposal.

  On October 7, 1998, Rocco Ortenzio, Robert Ortenzio, Mr. Lehman and Michael
E. Tarvin, Vice President, General Counsel & Secretary of Parent, met with Mr. Cross and John P. Keefe, Chief Financial Officer of the Company, and representatives from Wasserstein Perella, the Company's financial advisor. At that meeting, Parent and the Company executed a confidentiality agreement and discussed the proposal made by Parent on August 31, 1998. During the meeting, there was discussion concerning the valuation of the Company, but no agreement was reached.

  Between October 7 and October 9, 1998, representatives of Wasserstein Perella held a series of telephone discussions with management of Parent regarding Parent's proposed purchase price and other aspects of the proposed transaction.

  On October 9, 1998, Parent contacted Wasserstein Perella and increased its indication of interest to $10.875 per Share, subject to due diligence and negotiation of definitive agreements.

  On October 15, 1998, Parent commenced its due diligence review of the Company, and the Company delivered to Parent a draft merger agreement.

  On October 20, 1998, Parent delivered to the Company revisions to the draft merger agreement, and during the next few days, Parent and the Company and their respective counsel had preliminary discussions and negotiations regarding the terms of the draft merger agreement.

  On October 26 and 27, 1998, the management teams of the Company and Parent and their respective advisors met to negotiate further the terms and conditions of the Merger Agreement and the Stockholder Agreement. These negotiations addressed, among other things, the circumstances under which the termination fee would be payable, the amount of the termination fee, provisions imposing restrictions on the Company's ability to enter into or solicit another acquisition proposal, and the conditions of the Offer. Members of the respective management teams also discussed certain of Parent's concerns regarding the amount, aging and collectibility of the Company's accounts receivable balances, the Company's liability for accrued third-party payor settlements, the status of the Company's efforts to obtain Medicare provider numbers for certain new facilities, and Parent's concerns regarding certain other non-recurring expenses related to the proposed transaction.

  From October 28 to November 3, 1998, Parent completed its due diligence review of the Company's operations.

  After completion of its due diligence review on November 3, 1998, Parent informed the Company that it was not willing to proceed with a transaction valuing the Company at more than $9.00 per Share.

  Negotiations continued over the next several days, with several telephone calls between Rocco Ortenzio and representatives of Wasserstein Perella to discuss Parent's proposed price for the Shares. On November 6, 1998, Parent ultimately agreed to increase its bid to $9.625 per Share, provided that the Company agree to certain provisions in the Merger Agreement relating to the termination of the Merger Agreement, solicitation of another transaction, amount of any termination fees and other items. Parent also informed the Company that it was unwilling to pay a price higher than $9.625 per Share in cash either in a tender offer or a merger. In addition, in response to the Company's request for more information regarding Parent's sources of financing for the transaction, Parent provided the Company with draft commitments from certain of its existing stockholders to invest an amount of up to $130 million in debt and equity securities of Parent, subject to, and to be funded at the time of, the acquisition by Parent of at least a 90% interest in the Company pursuant to the Merger Agreement at a price per Share not to exceed $9.625 per Share in either a tender offer or a cash merger.

  During the next few days, the Company and Parent and their respective advisors continued to negotiate the terms of the Merger Agreement and the Stockholder Agreement.

  On November 9, 1998, the Board of Directors of the Company unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, were fair to and in the best interests of the Company's stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger,
(iii) authorized the execution and delivery of the Merger Agreement, and (iv) recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement. At the meeting of the Company's Board of Directors, representatives of Wasserstein Perella presented such firm's analysis of the possible combination and orally informed the Board, which oral advice was subsequently confirmed in writing, that, as of November 9, 1998, in the opinion of Wasserstein Perella, the $9.625 per Share consideration to be received by the holders of the Shares in the Offer and the Merger was fair from a financial point of view to such holders.

  The Company, Parent and Purchaser executed and delivered the Merger Agreement on November 9, 1998, after approval by the respective boards of directors. On the same date Parent, Purchaser and the Certain Stockholders executed and delivered the Stockholder Agreement.

  The transaction was publicly announced the morning of November 10, 1998.

  Purchaser commenced the Offer on November 17, 1998.

  12. PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

  Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. Following the Offer, Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

  Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL. See Section 13. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

  The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 54% over the closing sales price of the Shares on November 9, 1998, the last full trading day prior to the initial public announcement that the Company, Purchaser and Parent had executed the Merger Agreement.

  Merger Agreement.

  The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement filed with the Commission as an exhibit to the Tender Offer Statement on Schedule 14D-1 filed by Parent and Purchaser (the "Schedule 14D-1") and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, subsidiaries, capital stock, options or other rights to acquire Shares, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and applicable laws and certain agreements to which the Company or its assets may be subject, financial statements, filings with the Commission, disclosures in proxy statements and tender offer documents, absence of certain changes or events, litigation, labor and employment matters, employee benefit plans, tax matters, compliance with applicable laws, no exclusion from participation in federal health care programs, accounts receivable, brokers' and finders' fees, owned and leased real property, environmental matters, applicability of state takeover statutes, vote required to approve the Merger Agreement, material contracts, intellectual property, receipt of the Financial Advisor Opinion, affiliate transactions and prior negotiations with others.

  In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and applicable laws and certain agreements to which Parent or Purchaser or their assets may be subject, financing, disclosures in proxy statements and tender offer documents, brokers' and finders' fees and ownership of Shares by Parent and its affiliates.

  Conditions to the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law; (ii) no Governmental Authority or foreign, federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise preventing consummation of the Merger; provided, that the parties shall use their best efforts to have any such injunction, order, restraint or prohibition vacated; and (iii) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, that this condition shall not be applicable to the obligations of Parent or Purchaser if Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer in breach of the Merger Agreement or the terms of the Offer or if a Merger Notice is delivered pursuant to the Merger Agreement.

  The Merger Agreement provides that the obligations of the Parent and Purchaser to effect the Merger are also subject to the condition that, at or prior to the Effective Time, the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement, or such performance shall have been waived; provided, that this condition shall not apply in respect of any obligation of the Company arising after designees or representatives of Parent or Purchaser shall represent a majority of the Company Board. After such designees or representatives so constitute a majority of the Company Board, the obligations of the Parent and the Purchaser to proceed with the transactions contemplated by the Merger Agreement including the Merger, the Offer and the Stockholder Agreement (the "Transactions") may not be waived, terminated or modified except as expressly permitted under the other provisions of the Merger Agreement.

  If a Merger Notice is delivered pursuant to the Merger Agreement, the obligations of Parent and Purchaser to effect the Merger are also subject to the satisfaction or waiver, at the Effective Time, of the following additional conditions:

    (a) any applicable (i) waiting period under the HSR Act or (ii) period during which Parent or Purchaser shall have consented or otherwise be barred from consummating the Merger as part of any agreement or other arrangement with any Governmental Authority involving the HSR Act or any other applicable antitrust laws has expired or been terminated prior to the Effective Time;

    (b) the Company shall have received any required consent or approval of any Governmental Authority and there shall not be pending or threatened any action or proceeding before any court or Governmental Authority, domestic or foreign, having any of the consequences referred to in clauses (i) through (vii) of paragraph (c) of Section 15 hereof;

    (c) there shall not have been any statute, rule, regulation, judgment, order or injunction enacted, entered, issued, enforced, promulgated or deemed applicable, or any other action taken, by any Governmental Authority other than the routine application of the waiting period provisions of the HSR Act to the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
  (vii) of paragraph (c) of Section 15 hereof;

    (d) there shall not have occurred, and be continuing, any change, condition, event or other development that has had a Material Adverse Effect;

    (e) the representations and warranties of the Company in the Merger Agreement shall be true and correct (for all purposes of this paragraph (e) without giving effect to any material or Material Adverse Effect qualifiers or other qualifiers based on materiality that are contained in the Merger Agreement) as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except to the extent that failure or failures to be true or correct do not, in the aggregate, have a Material Adverse Effect; and

    (f) the number of Shares exercising dissenters' rights under the DGCL shall not exceed 10% of the outstanding Shares.

  "Material Adverse Effect" means any change, effect, condition, event or circumstance that is, or is reasonably likely to be, materially adverse to the business, financial condition, assets, properties, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that "Material Adverse Effect" shall not include any change, effect, condition, event or circumstance arising out of or attributable to (i) any decrease in the market price of the Shares (but not any change, effect, condition, event or circumstance underlying such decrease to the extent that it would otherwise constitute a Material Adverse Effect), (ii) changes, effects, conditions, events or circumstances that generally affect the industries in which the Company operates (including legal and regulatory changes), (iii) general economic conditions or changes, effects, conditions or circumstances affecting the securities markets generally, (iv) changes arising from the consummation of the Transactions or the announcement of the execution of the Merger Agreement, including changes resulting from the exercise by other parties to the LTAC Leases (as defined below) of any contractual rights they may have (if any) under the express terms of the LTAC Leases as a result of the Transactions or the announcement of the Transactions; or (v) any matter expressly disclosed in the Merger Agreement or the Company's Disclosure Schedule thereto, and provided, further that, subject to the foregoing, a Material Adverse Effect shall be deemed to have occurred if the Company and its Subsidiaries shall have lost their accreditation to continue participation in the Medicare and Medicaid programs in respect of one or more of the Company's locations which represented, in the aggregate, in excess of 15% of the Company's net revenues for the most recent four fiscal quarters preceding the date of such event.

  The Merger Agreement provides that the obligation of the Company to effect the Merger is also subject to the condition that, at or prior to the Effective Time, the Parent and Purchaser shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement, or such performance shall have been waived by a majority of the members of the Company Board who are not designees or representatives of Parent or Purchaser.

  If a Merger Notice is delivered pursuant to the Merger Agreement, the obligation of the Company to effect the Merger is also subject to the satisfaction or waiver, at the Effective Time, of the following additional conditions:

    (a) any applicable (i) waiting period under the HSR Act or (ii) period during which Parent or Purchaser shall have consented or otherwise be barred from consummating the Merger as part of any agreement or other arrangement with any Governmental Authority involving the HSR Act or any other applicable antitrust laws has expired or been terminated prior to the Effective Time;

    (b) the Company shall have received any required consent or approval of any Governmental Authority, the absence of which could subject any of the directors, officers or other representatives of the Company to personal liability; and

    (c) the representations and warranties of the Parent and the Purchaser in the Merger Agreement shall be true and correct in all material respects as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except to the extent that failure or failures to be true and correct do not, in the aggregate, materially impair the ability of Parent and Purchaser to consummate the Merger.

  The Company Board. The Merger Agreement provides that concurrently with the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares purchased by Purchaser in the Offer bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be appointed as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors or both.

  The Merger Agreement provides that the Company will promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill such obligations and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. In conjunction with the foregoing, the Company will, at the request of the Parent, either increase the size of the Company Board and/or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to the Company Board.

  The Merger Agreement provides that following the election of designees of Purchaser, prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights under the Merger Agreement will require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company (the "Independent Directors"), or if there is only one Independent Director, the concurrence of such Independent Director. The Company will use its best efforts to ensure that at least one Independent Director shall remain on the Company Board until the Effective Time.

  Stockholders Meeting. If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, shall, promptly after consummation of the Offer (or promptly after delivery of a Merger Notice), in accordance with applicable law and the Certificate of Incorporation and the Company's By-laws, (i) hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger (the "Stockholders Meeting") and (ii) in the event a Merger Notice has been delivered and, otherwise, subject to its fiduciary duties under applicable law after receiving the advice of independent counsel, include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company approve and adopt the Merger Agreement and the Merger, and use its best efforts to solicit from holders of Shares proxies in favor of the Merger Agreement and the Merger, and take all other appropriate action to request the vote of the holders of Shares required by the DGCL to effect the Merger. At the Stockholders Meeting, Parent and Purchaser will cause all Shares then owned by them and their Subsidiaries to be voted in favor of the approval and adoption of the Merger Agreement and the Merger.

  Notwithstanding the foregoing, if the Purchaser acquires at least 90% of the then outstanding Shares, the parties shall, at the request of Purchaser, subject to the conditions listed under "--Conditions to the Merger" above, take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company. See Section 13.

  Options. The Merger Agreement provides that the Company will use its reasonable best efforts to obtain from each holder of an Option outstanding, whether or not exercisable at the Effective Time under the Company's Stock Option Plans, such holder's agreement that such Option will be canceled by the Company immediately prior to the Effective Time. Each holder of a canceled Option will be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for the cancellation of such Option an amount (the "Option Spread") equal to the product of (i) the number of Shares previously subject to such Option and (ii) the excess, if any, of the Offer Price over the exercise price per share of Common Stock previously subject to such Option. Each holder of an Option will also be given the right to tender such options, whether or not exercisable, pursuant to the Offer and to receive the Option Spread pursuant to the Offer; and each holder of Warrants shall also be given the right to tender such Warrants pursuant to the Offer and to receive an amount equal to the product of (i) the number of Shares which may be purchased on exercise of the Warrants and (ii) the excess, if any, of the Offer Price over the per share exercise price of the Warrants.

  The Merger Agreement provides that the Company will take all actions necessary and appropriate so that all stock option or other equity based plans maintained with respect to the Shares will terminate as of the Effective Time and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company shall be deleted as of the Effective Time.

  Interim Operations. The Merger Agreement provides that except as contemplated by the Merger Agreement, neither the Company nor any Subsidiary will, between the date of the Merger Agreement and the Effective Time do any of the following without the prior written consent of Parent:

    (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

    (b) issue any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date of the Merger Agreement and except in connection with the establishment of new wholly owned subsidiaries for new locations by the Company);

    (c) sell, transfer or encumber in any material respect any assets of the Company or any Subsidiary for consideration in excess of $1,000,000 in the aggregate except for transactions relating to the establishment of new locations or modifications or improvements to its existing locations by the Company in the ordinary course of its business, and except for other transactions in the ordinary course of business consistent with past practice provided, however, that the Company shall not sell, transfer or encumber any assets for consideration which, in the opinion of the Company Board, is less than fair value;

    (d) declare or pay any dividend or other distribution with respect to any of its capital stock;

    (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire any of its capital stock;

    (f) (i) acquire any corporation, partnership, other business organization or any division thereof, except for the establishment of new wholly owned subsidiaries for new locations by the Company; (ii) except for borrowings under existing credit facilities, incur any indebtedness for borrowed money or issue any debt securities, guarantee any indebtedness for borrowed money or debt securities of another person, issue or sell any warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition of another person (except a Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, except in the ordinary course of business consistent with past practice, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any Subsidiary; (iii) authorize capital expenditures which are, in the aggregate, in excess of $500,000 for the Company and the Subsidiaries, except for capital expenditures relating to the establishment of new locations by the Company in the ordinary course of its business, and other capital expenditures in the ordinary course of business consistent with past practice; or (iv) enter into any agreement with respect to any matter set forth under "--Interim Operations";

    (g) except as provided under "--Options" above, increase the compensation payable or to become payable to its current and former officers, directors or employees, except for increases in compensation (including bonuses) of employees of the Company or any Subsidiary of the Company in accordance with past practices, or, other than in accordance with past practices and policies, grant any severance or termination pay to, or enter into any employment or severance agreement with, any current or former director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or materially amend any collective bargaining agreement or benefit plans;

    (h) other than as required by generally accepted accounting principles, make any material change to its accounting policies or procedures;

    (i) make any material elections or changes in elections for Tax purposes except in accordance with past practice;

    (j) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction (x) of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (y) of claims settled or compromised to the extent permitted by paragraph (k) below, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

    (k) settle or compromise any litigation (whether or not commenced prior to the date of the Merger Agreement) other than settlements or compromises of litigation (i) where the amount paid in settlement or compromise does not exceed $100,000 and (ii) certain other potential settlements or compromises;

    (l) establish any new lines of credit or other credit facilities or replace any existing credit facilities;

    (m) take any action which would make any representation or warranty of the Company in the Merger Agreement subject to a materiality qualifier untrue or incorrect and any representation or warranty of the Company in the Merger Agreement that is not so qualified untrue or incorrect in any material respect;

    (n) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (subject to the Company's right to take action specifically permitted by the second paragraph under "--No Solicitation" below);

    (o) enter into any new collective bargaining agreement or any successor collective bargaining agreement except in the ordinary course of business;

    (p) agree to any modifications to any of its long term acute care hospital leases (the "LTAC Leases"), or waive any rights under the LTAC Leases, in any respect which would materially and adversely affect the rights of the Company thereunder;

    (q) take any action to exempt under or make not subject to (x) Section 203 of the DGCL or (y) any other antitakeover statute or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Parent, Purchaser and their affiliates) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom except to the extent specifically permitted pursuant the second paragraph under "--No Solicitation" below;

    (r) authorize any of, or commit or agree to take any of, the foregoing actions; or

    (s) take any action which would result in the conditions to the Offer or the Merger not being satisfied, subject to the Company's right to take such actions specifically permitted by the second paragraph under "--No Solicitation" below.

  No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that it will, and will direct and cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). Pursuant to the Merger Agreement, the Company has agreed that it will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, provided, that, at any time prior to the earlier to occur of (1) the acceptance for payment of the Shares pursuant to the Offer or (2) the Stockholders Meeting, the Company may, upon receipt by the Company of a written Acquisition Proposal which was not solicited after the date hereof and after consulting with outside counsel, subject to compliance with the next paragraph,

    (x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company after receipt of written advice from its outside counsel), and

    (y)  participate in negotiations regarding an Acquisition Proposal,

if the Company Board determines in good faith that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and the Company notifies the Parent and Purchaser in writing that it is taking such action.

  The Merger Agreement provides that neither the Company Board nor any committee thereof will (i) withdraw or modify in a manner adverse to Parent or Purchaser, or publicly propose or announce an intention to withdraw or modify adversely, or fail to make the approval or recommendation by the Company Board or such committee of the Offer, the Merger, the Merger Agreement or the other transactions contemplated thereby, (ii) approve or recommend any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal with any Person other than the Parent or its Affiliates. Notwithstanding the foregoing, if, prior to the Stockholders Meeting, the Company Board determines in good faith (after consulting with outside counsel) that the fiduciary duties of the Company Board require it to do so, in respect of an Acquisition Proposal, which is unsolicited and received following the date of the Merger Agreement, the Company Board may (A) withdraw or modify its recommendation of the Offer, the Merger, the Merger Agreement or the other transactions contemplated thereby, or (B) approve or recommend a Superior Proposal or (C) terminate the Merger Agreement and, if it so chooses, cause the Company to enter into any agreement with respect to such Acquisition Proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if (i) Purchaser shall not have accepted Shares for payment pursuant to the Offer, (ii) the Company is not in material breach of its obligations described under "--No Solicitation," (iii) the Company shall have terminated the Merger Agreement pursuant to clause (f)(ii) under "--Termination" below and (iv) the Company has paid to Parent the amounts required under the first paragraph under "--Termination Fee" below. Any withdrawal or modification of the recommendation of the Merger Agreement by the Company Board shall not change the approval of the Company Board for purposes of causing Section 203 of the DGCL or any other antitakeover statute to be inapplicable to the Offer, the Merger, the Stockholder Agreement or the purchase of shares under the Merger Agreement. Subject to compliance with this paragraph, nothing contained under "--No Solicitation" will prohibit the Company from complying with Rule 14e-2 promulgated under the Exchange Act.

  The Merger Agreement provides that, if the Company Board receives an Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, then the Company shall promptly inform Parent and Purchaser, orally and in writing, of the terms and conditions of such proposal request or inquiry and the identity of the Person making it. The Company will keep Parent and Purchaser informed of the status and principal terms of any such Acquisition Proposal, request or inquiry in a manner that will provide Parent and Purchaser with sufficient and timely knowledge of such status and terms and permit Parent and Purchaser to respond meaningfully thereto. The term "Acquisition Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 25% or more of the assets of the Company and its Subsidiaries taken as a whole or 25% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by the Merger Agreement. The term "Superior Proposal" means any bona fide Acquisition Proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities (and without any financing contingency), all of the shares of the Common Stock then outstanding or all or substantially all the assets of the Company and its Affiliates, which proposal the Company Board determines in its good faith judgment (following consultation with Wasserstein Perella or other financial advisor of nationally recognized reputation) to be materially more favorable to the Company's stockholders than the Offer and the Merger.

  Termination. The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of the Company:

     (a) By mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company, provided, that any such consent by the Company Board shall include at least a majority of the members of the Company Board who are not designees or representatives of the Parent or the Purchaser;

     (b) By either Parent, Purchaser or the Company by written notice to the other parties if

      (i) the Offer (x) shall be terminated or expire in accordance with its terms without the purchase of any Shares pursuant thereto or (y) Purchaser shall not have accepted for payment any Shares pursuant to the Offer on or before January 31, 1999; provided, that the right to terminate the Merger Agreement under this clause (i) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure to complete the Offer on or before such date and provided further that the right to terminate the Merger Agreement under this clause (i) will not be available to any of the parties to the Merger Agreement if a Merger Notice has been delivered pursuant to the Merger Agreement;

      (ii) the Effective Time shall not have occurred on or before May 31, 1999; provided, that the right to terminate the Merger Agreement under this clause (ii) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

      (iii) any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or Merger and such order, decree, ruling or other action shall have become final and nonappealable;

     (c) By Parent or Purchaser, by written notice to the Company, if (i) the Company Board or any committee thereof shall have (1) withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement or (2) shall have approved or recommended any Acquisition Proposal or (ii) Wasserstein Perella shall have withdrawn, revoked, amended or modified the Financial Advisor Opinion in any manner adverse to Parent or Purchaser, unless (A) at the time of or promptly following such withdrawal, revocation, amendment or modification the Company Board shall have publicly reaffirmed its approval and recommendation of the Transactions and (B) within 10 business days following such withdrawal, revocation, amendment or modification the Company Board shall have received a written opinion, from another financial advisor of nationally recognized reputation reasonably acceptable to Parent and Purchaser, that the Offer is fair to the stockholders of the Company from a financial point of view, a copy of which shall have been delivered to the Parent;

     (d) By Parent and Purchaser, by written notice to the Company, if the Company has (i) exercised a right specified in the first paragraph under "--No Solicitation" above with respect to any Acquisition Proposal and the Company Board has not, within 10 business days following a written request from the Parent to do so, reaffirmed its recommendation of the Transactions, (ii) taken any action described in the second paragraph under "--No Solicitation" above, or (iii)(1) been the subject of an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to the specificity of such price proposal) and (2) not rejected such proposal within 10 business days of its receipt or the date its existence first becomes publicly disclosed, if sooner;

     (e) By Parent and Purchaser, by written notice to the Company:

      (i) if the Company has breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by it under the Merger Agreement or the Offer, and, in the case of any breach other than an intentional material breach, such breach or failure to perform has continued unremedied for 30 days or is not reasonably capable of being cured by the expiration date of the Offer; or

      (ii) if the Company has violated its obligations under "--No Solicitation" above; or

     (f) By the Company by written notice to the Parent and the Purchaser:

      (i) if Purchaser has failed to publicly announce and commence the Offer (within the meaning of Rule 14d-2 under the Exchange Act) within five business days following the date of the Merger Agreement; provided, that the Company may not terminate the Merger Agreement pursuant to this subparagraph (i) if the Company is in material breach under the Merger Agreement;

      (ii) in accordance with the requirements under "--No Solicitation" above and subject to the limitations set forth therein, provided that Parent or Purchaser does not make, within 3 business days of receipt of the notice of termination required to be delivered pursuant to the provisions described under "--No Solicitation" above, an offer that the Company Board believes in good faith, after consultation with its legal counsel and financial advisors, is at least as favorable to the holders of the Shares as such other bidder's offer, and provided, further, that no termination under this subparagraph (ii) shall be effective unless the termination fee and expense fee required by the provisions described under "--Termination Fee" below is paid at the time notice of such termination is delivered;

      (iii) if Parent or Purchaser has breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by them under the Merger Agreement at or prior to such date, and, in the case of any breach other than an intentional material breach, such breach or failure to perform has continued unremedied for 30 days or is not reasonably capable of being cured by the expiration date of the Offer.

  Termination Fee. The Merger Agreement provides that, if the Merger Agreement is terminated pursuant to clauses (c)(i), (c)(ii) (when Parent or Purchaser's right to terminate arises as a result of the failure of the Company Board to publicly reaffirm its approval and recommendation of the Transactions), (d),
(e)(ii) or (f)(ii) under "--Termination" above, then the Company shall pay Parent $4,000,000 plus up to $1,000,000 in reimbursement of actual, verifiable expenses (the "Expenses") incurred by the Parent in connection with the negotiation, execution and delivery of the Merger Agreement and the other documents contemplated thereby and the anticipated completion of the Transactions.

  If the Merger Agreement is terminated pursuant to clause (b) under "-- Termination" above (on account of the failure of the Company to satisfy the condition set forth in paragraph (f) of Section 15 hereof), clause (c)(ii) under "--Termination" above (except in the case where Parent or Purchaser's right to terminate arises as a result of the failure of the Company Board to publicly reaffirm its approval and recommendation of the Transactions) or clause (e)(i) under "--Termination" above, then the Company will pay Parent up to $1,000,000 in reimbursement of Expenses, and if, at any time within one year of the date of such termination, the Company enters into an agreement with respect to or consummates any direct or indirect acquisition or purchase by any person of 25% or more of the assets of the Company and its Subsidiaries taken as a whole or the issuance of 25% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Transactions (collectively, a "Subsequent Transaction"), the Company shall pay Parent $4,000,000.

  If the Merger Agreement is terminated by the Parent or the Purchaser pursuant to clause (b) under "--Termination" above on account of the failure of the Company to satisfy the condition set forth in paragraph (i) of Section 15 hereof, then the Company will pay Parent up to $1,000,000 in reimbursement of Expenses.

  If the Merger Agreement is terminated by the Parent or the Purchaser pursuant to clause (b) under "--Termination" above (other than on account of the failure of the Company to satisfy the conditions set forth in paragraphs
(f) or (i) of Section 15 hereof), and if the Company enters into an agreement with respect to or consummates a Subsequent Transaction within six months following such termination, then the Company will pay Parent $4,000,000 plus up to $1,000,000 in reimbursement of Expenses.

  Any amounts so payable shall be paid within five business days after demand by the Parent or the Purchaser or at such earlier time as may be required under the Merger Agreement. The payment called for in the above paragraphs is in lieu of any other claims by the Parent or the Purchaser in respect of its costs, expenses, damages and losses incurred by the Parent or the Purchaser in respect of the matters referred to in such paragraphs.

  Except as set forth above, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the Transactions will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

  Indemnification. The Merger Agreement provides that the Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VII of the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

  The Merger Agreement provides that the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, for a period of six years after the date of the Merger Agreement (a "Claim"), provided, however, that no Indemnified Party shall be entitled to payment of any amount in respect of any Claim arising from willful misconduct, self dealing or the commission of an intentional tort by such Indemnified Person. In the event of any such claim, action, suit, proceeding or investigation, Parent or the Surviving Corporation, as the case may be, shall assume the defense thereof, and neither Parent nor the Surviving Corporation will be liable to such Indemnified Parties for any legal expenses of other counsel incurred subsequent to such assumption by such Indemnified Parties in connection with the defense thereof, provided, that (i) the Parent and the Surviving Corporation shall have acknowledged in writing that their indemnity obligations under the Merger Agreement are applicable in respect of the matter in issue unless and until a court of competent jurisdiction ultimately determines, and such determination becomes final, that the indemnification of such Indemnified Party in the manner contemplated in the Merger Agreement is prohibited by law, (ii) no settlement shall be effected without the written consent of an Indemnified Party which does not include a full and unconditional release of such Indemnified Party and (iii) the Indemnified Parties shall cooperate in the defense of any such matter. None of the Company, Parent or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). None of the Company, Parent nor the Surviving Corporation shall be obligated pursuant to such indemnification provisions to pay the fees and expenses of more than one counsel for all Indemnified Parties (who shall in any event be reasonably acceptable to the Parent) in any single action except to the extent that the named parties to any such proceeding include both the Indemnified Party and the Company or Parent, or their respective successors, and the representation of such parties by the same counsel would be proscribed under applicable standards of professional conduct and provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

  Pursuant to the Merger Agreement, Parent and the Surviving Corporation will use their respective reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent and the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, that (1) if the existing policies expire, are terminated or canceled during such period Parent or the Surviving Corporation will use its reasonable best efforts to obtain substantially similar policies and (2) Parent or the Surviving Corporation will not be required to spend as an annual premium therefor an amount in excess of $280,000.

  Stockholder Agreement.

  The following is a summary of certain provisions of the Stockholder Agreement. This summary is not a complete description of the terms and conditions of the Stockholder Agreement and is qualified in its entirety by reference to the full text of the Stockholder Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Stockholder Agreement. The Stockholder Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

  Pursuant to the Stockholder Agreement, each of the Certain Stockholders has unconditionally agreed to tender into the Offer the Shares such Certain Stockholder owns as of the date of the Stockholder Agreement, together with any Shares such Certain Stockholder may acquire prior to the expiration of the Offer, and that such Certain Stockholder will not withdraw any Shares so tendered.

  Each Certain Stockholder has agreed that (a) such Certain Stockholder will not, except as contemplated by the terms of the Stockholder Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares to any person other than Purchaser or Purchaser's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of such Certain Stockholder's obligations under the Stockholder Agreement or the transactions contemplated thereby or which would otherwise diminish the benefits of the Stockholder Agreement to Parent and Purchaser.

  Until the Merger is consummated or the Merger Agreement is terminated, each Certain Stockholder will not, nor shall any Certain Stockholder permit any of its affiliates or any investment banker, financial advisor, attorney, accountant or other representative or agent of such Certain Stockholder or such Certain Stockholder's affiliates to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, financial advisor, attorney, accountant or other representative or agent of a Certain Stockholder shall be deemed to be a violation of this paragraph by such Certain Stockholder.

  At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Certain Stockholder will vote (or cause to be voted) such Certain Stockholder's Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which any Certain Stockholder's vote, consent or other approval is sought, each Certain Stockholder will vote (or cause to be voted) such Certain Stockholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Proposal (collectively, "Alternative Transactions") or (ii) any amendment of the Company's certificate of incorporation or bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (collectively, "Frustrating Transactions").

  No Certain Stockholder will enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with the above paragraph. Each Certain Stockholder irrevocably and unconditionally waived, and agreed to cause any company, trust or other person or entity controlled by such Certain Stockholder to waive and agree to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that such Certain Stockholder or any other person may have by virtue of the ownership of any outstanding shares of Common Stock beneficially owned by such Certain Stockholder, or over which such Certain Stockholder has voting power or control, directly or indirectly (including any Shares beneficial ownership of which is acquired by such Certain Stockholder after the date of the Stockholder Agreement).

  Pursuant to the Stockholder Agreement, each Certain Stockholder has irrevocably granted to, and appointed, Michael E. Tarvin and any other individual who will hereafter be designated by Parent, and each of them individually, such Certain Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Certain Stockholder, to vote such Certain Stockholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement and against any Alternative Transaction or Frustrating Transaction.

  The Stockholder Agreement terminates upon the earliest of (a) the day after the Shares are accepted for payment pursuant to the Offer, (b) the day after the Merger is consummated, (c) May 31, 1999, (d) upon the termination of the Merger Agreement or (e) at any time the per Share purchase price in the Offer is reduced below $9.625.

  Confidentiality Agreement.

  The following is a summary of certain provisions of the Confidentiality Agreement entered into on October 7, 1998 by Parent and the Company (the "Confidentiality Agreement"). This summary is not a complete description of the terms and conditions of the Confidentiality Agreement and is qualified in its entirety by reference to the full text of the Confidentiality Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below have the meanings set forth in the Confidentiality Agreement. The Confidentiality Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

  Pursuant to the terms of the Confidentiality Agreement that Parent and Purchaser entered into on October 7, 1998, the Company and Parent agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer and the Merger and the exchange of certain confidential information concerning the Company. Parent further agreed that for a period of one (1) year from the date the Confidentiality Agreement was entered into by and between Parent and the Company, Parent would not (i) directly or indirectly solicit for employment or employee any officer or employee of the Company or any of its affiliates whose annual base pay at the time of solicitation exceeds $50,000 or who holds the position of President, Vice President of Provider Relations, Vice President of Patient Care or Organizational Improvement Coordinator of any of the Company's affiliates, or
(ii) attempt to induce any such person to leave the employment of or otherwise terminate his or her relationship with the Company or any of its affiliates, subject to certain exceptions.

 Employment Agreement.

  Following the delivery of the Merger Agreement, Parent agreed to employ David W. Cross, President and Chief Executive Officer of the Company, as Senior Vice President of Business Development of Parent following the Merger. Mr. Cross' annual compensation for such position has not been determined, but it will be not less than his current compensation with the Company.

  13. PLANS FOR THE COMPANY; OTHER MATTERS.

  Plans for the Company. Parent will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how to optimally realize any potential benefits which arise from the combination of the operations of the Company with those of Parent. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Purchaser acquires control of the Company, Parent and Purchaser will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, management or dividend policy or involve consolidating and streamlining certain operations and reorganizing other businesses and operations.

  Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Parent intends to promptly exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. The Merger Agreement provides that concurrently with the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares purchased by Purchaser in the Offer bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be appointed as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors or both. See Section 12. Purchaser presently intends to exercise its rights to cause the Company to elect to the Company Board its designees, and Purchaser intends to select such designees from among Messrs. Rocco A. Ortenzio, Robert A. Ortenzio, Russell L. Carson, Bryan C. Cressey, Donald J. Edwards, Lawrence B. Sorrel and LeRoy S. Zimmerman, each of whom is a director of Parent. Information with respect to such persons is contained in Schedule I hereto and in the Schedule 14D-9. The Merger Agreement provides that the directors and officers of Purchaser immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation at and after the Effective Time. Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the Offer Price. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement. Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

  Stockholder Approval. Under the DGCL and the Company's Certificate of Incorporation, the approval of the Company Board and the affirmative vote of the holders of two-thirds of the outstanding Shares are required to adopt and approve the Merger Agreement and the Merger. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger and the Merger Agreement by the Company's stockholders in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of two-thirds of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the Merger by the affirmative vote of the holders of two-thirds of the outstanding Shares. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, Purchaser and Parent's other subsidiaries acquire in the aggregate at least two-thirds of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, they would have the ability to effect the Merger without the affirmative votes of any other stockholders.

  Short-Form Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may consummate a short-form merger without any action or vote on the part of the board of directors or the stockholders of such other corporation. In the event that Parent, Purchaser and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, Parent and Purchaser could effect a short-form merger without any approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per Share consideration paid for any Shares so acquired may be greater or less than the Offer Price. Parent and Purchaser presently intend to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company.

  Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the Offer Price, the Merger Consideration or the market value of the Shares. The fair value so determined could be more or less than the Offer Price or the Merger Consideration.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY HOLDERS OF SHARES DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF
SECTION 262 OF THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

  Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one (1) year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 7. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

  14. DIVIDENDS AND DISTRIBUTIONS.

  The Company and its subsidiaries have agreed not to, without the prior written consent of Parent, declare or pay any dividend or other distribution with respect to any of its capital stock. Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by Purchaser of Parent of any of its rights under the Merger Agreement or a limitation of remedies available to Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

  If, on or after November 9, 1998, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or
(c) issue or sell additional Shares (other than the issuance of Shares upon the exercise of Options and Warrants outstanding at November 9, 1998 in accordance with the terms thereof (as in effect on November 9, 1998)), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 15, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after November 9, 1998, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares or any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 15, (a) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

  15. CERTAIN CONDITIONS OF THE OFFER.

  The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the following conditions:

    (a) the Minimum Condition having been satisfied;

    (b) any applicable (i) waiting period under the HSR Act or (ii) period during which Parent or Purchaser shall have consented or otherwise be barred from purchasing Shares pursuant to the Offer as part of any agreement or other arrangement with any Governmental Authority involving the HSR Act or any other applicable antitrust laws has expired or been terminated prior to the expiration of the Offer (as it may be extended pursuant to the Merger Agreement);

    (c) the Company shall have received any required consent or approval of any Governmental Authority and there shall not be pending or threatened any action or proceeding before any court or Governmental Authority, domestic or foreign, (i) challenging or seeking to directly or indirectly restrain or prohibit, the transactions contemplated by the Merger Agreement including the Merger, the Offer and the Stockholder Agreement (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of the subsidiaries of all or any material portion of the business or assets of the Company, (iii) seeking to impose limitations on the ability of the Parent, the Purchaser or any other Affiliate of Parent to exercise effectively full rights of ownership of any Shares, (iv) seeking to require divestiture by Parent, Purchaser or any other Affiliate of Parent of any Shares, (v) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries, (vi) seeking to obtain from the Company, Parent or Purchaser any damages or otherwise imposing financial burdens, penalties or fines that are material in relation to the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, or (vii) which is otherwise reasonably likely to have a Material Adverse Effect on the Company;

    (d) there shall not have been any statute, rule, regulation, judgment, order or injunction enacted, entered, issued, enforced, promulgated or deemed applicable, or any other action taken, by any Government Authority other than the routine application of the waiting period provisions of the HSR Act to the Offer, or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses
  (i) through (vii) of the preceding paragraph;

    (e) there shall not have occurred, and be continuing, any change, condition, event or other development that has had a Material Adverse Effect;

    (f) the representations and warranties of the Company in the Merger Agreement shall be true and correct (for all purposes of this paragraph (f) without giving effect to any material or Material Adverse Effect qualifiers or other qualifiers based on materiality that are contained in the Merger Agreement) as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except to the extent that the failure or failures to be true or correct do not, in the aggregate, have a Material Adverse Effect;

    (g) the Company shall have performed in all material respects its obligations under the Merger Agreement which, by their terms, are to be performed prior to such date;

    (h) the Merger Agreement shall not have been terminated in accordance with its terms; and

    (i) all of the holders of outstanding Options which have not been exercised or tendered in the Offer shall have agreed to the cancellation of such Options as described under "--Options" under Section 12 in consideration for the receipt of the Option Spread.

  The obligations of the Purchaser to purchase shares pursuant to the Offer and engage in the Merger are not contingent upon the obtaining of financing by the Parent or Purchaser, and no such condition shall be implied by the conditions contained in this Section 15.

  The conditions in this Section 15 are for the sole benefit of Purchaser and Parent and may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion and Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company (i) the Minimum Condition may not be waived, provided that Parent and Purchaser may reduce the Minimum Condition to 66 2/3% of the outstanding Shares on a fully-diluted basis; and (ii) no change may be made which (A) decreases the price per Share payable in the Offer, (B) reduces the maximum number of Shares to be purchased in the Offer, (C) imposes conditions to the Offer other than as set forth above, or (D) is otherwise materially adverse to the Company's stockholders.

  16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

  General. Except as described in this Section 16, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "--State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 15 for certain conditions to the Offer, including conditions with respect to governmental actions.

  State Antitakeover Statutes. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement, since the Offer, the Merger, the Merger Agreement, the Stockholder Agreement and the transactions contemplated thereby were approved by the Company Board prior to the execution of the Merger Agreement and the Stockholders Agreement.

  A number of states have adopted takeover laws and regulations that purport, in varying degrees, to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, a number of Federal courts have ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 15.

  Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied.

  Parent and the Company have filed their Notification and Report Forms with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent's form was filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 15.

  The FTC and the Antitrust Division frequently scrutinize the legality under the Antitrust Laws of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of publicly available information provided by the Company relating to the businesses in which the Company and its subsidiaries are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

  As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

  Federal and State Healthcare Regulatory Authorities. The Company owns, operates and/or manages highly specialized acute long-term care facilities for critically ill patients. The regulatory requirements of the jurisdictions in which the Company operates or provides the above facilities or services may require notice of and/or approval prior to any direct or indirect change in ownership, control or management of any of the facilities or services. These regulatory requirements include, without limitation, those providing for licensure, dispensing pharmaceuticals and related medical supplies, certificate of need or similar laws restricting development and/or expansion activities, as well as federal laws regarding participation in the Medicare and the Medicaid programs. To the extent that the consummation of the Offer or the consummation of the Merger is determined to constitute any such change in ownership, control or management of facilities or services under the applicable regulatory requirements, consummation of the Offer and the consummation of the Merger would be subject to compliance with the regulatory requirements of the applicable state, as well as any applicable federal laws and receipt, to the extent applicable, of any required approvals or other authorizations. The state and federal requirements are subject to interpretation by the various agencies and may, in certain instance, be subject to waiver.

  Pursuant to federal Medicare program standards, providers must notify the Medicare program as promptly as possible upon initiating negotiations for a change of ownership but in no event later than 15 working days after the transaction causing the change in ownership occurs. When a provider undergoes a change of ownership, the provider must also file a final cost report no later than 45 days following the change in ownership. According to Medicare program standards, the merger of the provider corporation into another corporation, or the consolidation of two or more corporations, resulting in the creation of new corporation constitutes a change in ownership. However, transfer of corporate stock or the merger of another corporation into the provider corporation does not constitute a change of ownership, and accordingly no Medicare filing requirement is anticipated with respect to the Offer or the Merger. The Drug Enforcement Agency ("DEA") standards provide that written consent of the administrator of the DEA is required for a transfer of DEA registration.

  17. FEES AND EXPENSES.

  Purchaser and Parent have retained MacKenzie Partners, Inc. to serve as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with their services, including certain liabilities under the federal securities laws.

  Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

  18. MISCELLANEOUS.

  The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in
Section 8 of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                          SELECT MEDICAL OF MECHANICSBURG, INC.

November 17, 1998

                                  SCHEDULE I

                     INFORMATION CONCERNING DIRECTORS AND
     EXECUTIVE OFFICERS OF PARENT AND PURCHASER AND CERTAIN OTHER PERSONS

  1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Select Medical Corporation, 4718 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent for the past five years.

                                           PRESENT PRINCIPAL OCCUPATION OR
                                           EMPLOYMENT; MATERIAL POSITIONS
    NAME AND ADDRESS                       HELD DURING THE PAST FIVE YEARS
    ----------------                       -------------------------------
Rocco A. Ortenzio....... Mr. Ortenzio co-founded Parent and has served as its Chairman and
                         Chief Executive Officer since February 1997. In 1986, he co-founded
                         Continental Medical Systems, Inc. ("CMS") and served as its
                         Chairman and Chief Executive Officer until July 1995, when it merged with Horizon Healthcare Corporation. He was a consultant to
                         Horizon/CMS Healthcare from 1995 to 1997. Mr. Ortenzio received a
                         B.S. from West Chester University in 1955 and graduated from the
                         University of Pennsylvania School of Physical Therapy in 1956. Mr.
                         Ortenzio serves as a Director of Quorum Health Group, Inc. and
                         PHICO Insurance Company. He also serves on the Board of Governors of the Pennsylvania State System of Higher Education (appointed by
                         Governor Ridge and confirmed by the Senate in 1996) and a Fund
                         Advisor to HLM Partners, Inc., a venture capital firm located in
                         Boston, Massachusetts. Mr. Ortenzio is the father of Robert A.
                         Ortenzio.
Robert A. Ortenzio...... Mr. Ortenzio co-founded Parent and has served as its President and
                         Chief Operating Officer and as a Director since February 1997. He was an Executive Vice President and a Director of Horizon/CMS
                         Healthcare Corporation from July 1995 until July 1996. Mr. Ortenzio co-founded CMS and served as its President and Chief Executive
                         Officer from May 1989 and July 1995, respectively, until August
                         1996. He served as Chief Operating Officer of CMS from April 1988 to July 1995. Mr. Ortenzio received a B.A. from Gettysburg College in 1979 and a J.D. from Dickinson College of Law in 1982. Mr.
                         Ortenzio is also a Director of American Oncology Resources, Inc.,
                         Concentra Managed Care, Inc. and Centennial Healthcare Corporation.
                         Mr. Ortenzio is the son of Rocco A. Ortenzio.
S. Frank Fritsch........ Mr. Fritsch has served as Vice President--Human Resources for
                         Parent since June 1997. He was Senior Vice President--Human
                         Resources for Integrated Health Services ("IHS") from April 1996 until May 1997. Prior to IHS, Mr. Fritsch was Senior Vice
                         President--Human Resources for CMS from August 1992 to February
                         1996. From 1980 to 1992, Mr. Fritsch held senior human resources positions with Mercy Health Systems, Borer Pharmaceuticals, ARAMARK and American Hospital Supply Corporation. Mr. Fritsch holds a B.A.
                         from Thomas Moore College and an M.S. from Xavier University.
Dennis L. Lehman........ Mr. Lehman joined Parent as Senior Vice President and Chief
                         Financial Officer in August 1998. He was President and Chief
                         Executive Officer of Primary Health Systems, Inc. from September
                         1997 to June 1998 and President and Chief

                                           PRESENT PRINCIPAL OCCUPATION OR
                                           EMPLOYMENT; MATERIAL POSITIONS
    NAME AND ADDRESS                       HELD DURING THE PAST FIVE YEARS
    ----------------                       -------------------------------
                         Operating Officer of that company from February 1997 to September
                         1997. He was Senior Vice President and Chief Financial Officer of
                         Forum Group, Inc. from July 1995 to April 1996 and at CMS from June
                         1990 to July 1995. Prior to joining CMS, Mr. Lehman was in management consulting with Price Waterhouse. He holds a B.A. degree from Thiel College and is a C.P.A.
Patricia A. Rice........ Ms. Rice has served as Senior Vice President of Inpatient
                         Operations of Parent since December 1997. She was Executive Vice
                         President of the Hospital Division for Horizon/CMS from August 1996 until December 1997. Prior thereto, she served as Hospital Chief
                         Executive Officer, Vice President, and Senior Vice President of
                         Clinical Operations, respectively, from 1987 to 1990, 1990 to 1994, and 1994 to 1996. Ms. Rice holds a B.S. from Berea College and an
                         M.S. from the University of Kentucky.
John F. Egan............ Mr. Egan has served as Senior Vice President of Outpatient
                         Operations of Parent since May 1997. He was President and Chief
                         Operating Officer of RehabWorks, Inc., the contract services division of CMS, from March 1991. Prior to that, he was Chief
                         Financial Officer and Executive Vice President of RehabWorks from
                         February 1987. Mr. Egan holds a B.S. from Long Island University and his M.B.A. in finance from St. Johns University.
Michael E. Tarvin....... Mr. Tarvin has served as Vice President, General Counsel and
                         Secretary of Parent since February 1997. He was Vice President--
                         Senior Counsel of CMS from February 1993 until February 1997. Prior thereto, he was an Associate Counsel of CMS from March 1992. Mr.
                         Tarvin was an Associate at the Philadelphia law firm of Drinker
                         Biddle & Reath from September 1985 until March 1992. Mr. Tarvin received a B.A. from Colgate University in 1982 and a J.D. from the
                         University of Pennsylvania Law School in 1985.
Russell L. Carson....... Mr. Carson has served as a Director of Parent since February 1997.
                         Since 1979 he has been a general partner of Welsh, Carson, Anderson
                         & Stowe, an investment firm that specializes in the acquisition of companies in the information services and health care industries.
                         Mr. Carson serves on the Board of Directors of American Oncology
                         Resources, Inc., Quorum Health Group, Inc. and several private companies.
Bryan C. Cressey........ Mr. Cressey has served as a Director of Parent since February 1997.
                         For the past seventeen years he has also been a Principal of
                         Golder, Thoma, Cressey, Rauner, Inc., a private equity investment firm. Mr. Cressey received a J.D. and an M.B.A. degree from Harvard
                         University in 1976. He is also a director of Paging Network and
                         Cable Design Technologies.
Donald J. Edwards....... Mr. Edwards has served as a Director of Parent since February 1997.
                         Mr. Edwards joined Golder, Thoma, Cressey, Rauner, Inc. in August
                         1994 and became a Principal in April 1996. From September 1992 to
                         June 1994, he attended the Harvard Business School and received an
                         M.B.A. Prior to that time, Mr. Edwards served as an Associate with
                         Lazard Freres & Co.
Lawrence B. Sorrel...... Mr. Sorrel has served as a Director of Parent since July 1998.
                         Since June 1998 he has been general partner or managing member of the sole general partner of several investment funds affiliated with Welsh, Carson, Anderson & Stowe. Prior thereto, he was a
                         Managing Director of Morgan Stanley & Co. Incorporated where he was employed since 1986 as a senior executive in the firm's private equity investment business, where he served on the board of various portfolio companies as well as several different funds. He is also a Director of Emmis Communications Corp. and several private companies.

                                           PRESENT PRINCIPAL OCCUPATION OR
                                           EMPLOYMENT; MATERIAL POSITIONS
    NAME AND ADDRESS                       HELD DURING THE PAST FIVE YEARS
    ----------------                       -------------------------------
LeRoy S. Zimmerman...... Mr. Zimmerman has served as a Director of Parent since October
                         1998. Since April 1989 he has been Chairman of the Board of
                         Directors of Eckert Seamans Cherin & Mellott, LLC, a law firm. From
                         1981 to 1989, Mr. Zimmerman was the Attorney General of the
                         Commonwealth of Pennsylvania. Prior thereto he was the District
                         Attorney of Dauphin County, Pennsylvania.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Each such person is a citizen of the United States of America, and the business address of each such person is c/o Select Medical Corporation, 4718 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Purchaser, or the organization indicated, for the past five years.

                                           PRESENT PRINCIPAL OCCUPATION OR
                                           EMPLOYMENT; MATERIAL POSITIONS
    NAME AND ADDRESS                       HELD DURING THE PAST FIVE YEARS
    ----------------                       -------------------------------
Rocco A. Ortenzio....... Director. See Part 1 of this Schedule I.
Dennis L. Lehman........ Vice President and Treasurer. See Part 1 of this Schedule I.
Michael E. Tarvin....... Vice President and Secretary. See Part 1 of this Schedule I.
Kenneth L. Moore........ Vice President and Assistant Secretary. Mr. Moore has served as
                         Vice President--Mergers & Acquisitions of Parent since February
                         1997. He was Vice President--Finance & Business Development of CMS
                         from 1994 until January 1997. Prior thereto, he served as CMS's
                         Vice President/Controller--Contract Services Group, Corporate
                         Treasurer and Corporate Controller, respectively, from 1991, 1989 and 1986. Mr. Moore received a B.S. from Shippensburg State College in 1981.
Scott A. Romberger...... Vice President and Assistant Secretary. Mr. Romberger has served as
                         Vice President, Finance of Parent since February 1997. He was Vice
                         President-- Controller of CMS from January 1991 until January 1997.
                         Prior thereto, he served as Acting Corporate Controller and
                         Assistant Controller of CMS from June 1990 and December 1988, respectively. Mr. Romberger is a C.P.A. and was employed by a national accounting firm from April 1985 until December 1988. Mr.
                         Romberger received a B.B.A. from Pennsylvania State University in
                         1983.
Patricia A. Rice........ Vice President. See Part 1 of this Schedule I.
Steven B. Baird......... Vice President. Mr Baird has served as Vice President of Finance--
                         Inpatient Operations of Parent since September 1997. He was
                         Assistant Vice President of Financial Operations for Transitional
                         Hospitals Corporation from January 1996 until August 1997. Prior thereto, he served as Division Chief Financial Officer for Brim
                         Healthcare from January 1989 to December 1996. Mr. Baird has served in various executive level positions for major health care organizations, including Republic Health and Beverly Enterprises.
                         Mr. Baird is a C.P.A. and holds a B.S. degree from the University of Texas.

  3. WELSH, CARSON, ANDERSON & STOWE VII, L.P. Welsh, Carson, Anderson & Stowe VII, L.P., a Delaware limited partnership ("WCAS VII"), is principally engaged in the business of investing in and acquiring companies in the health care and information processing industries. WCAS VII is an investment partnership affiliated with Welsh, Carson, Anderson & Stowe ("WCAS"), a private equity investment firm specializing in buyouts in the health care and information processing industries. The sole general partner of

WCAS VII is WCAS VII Partners, L.P., a Delaware limited partnership ("VII Partners"). The business addresses of WCAS VII and VII Partners are c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022.

  The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each partner of VII Partners. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with VII Partners. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the past five years.

Patrick J. Welsh........ General Partner or Managing Member of the sole general partner of several investment funds affiliated with WCAS, including VII
                         Partners.
Thomas E. McInerney..... General Partner or Managing Member of the sole general partner of several investment funds affiliated with WCAS, including VII
                         Partners.
Russell L. Carson....... Director of Parent. General Partner or Managing Member of the sole general partner of several investment funds affiliated with WCAS, including VII Partners.
Bruce K. Anderson....... General Partner or Managing Member of the sole general partner of several investment funds affiliated with WCAS, including VII
                         Partners.
Richard H. Stowe........ General Partner or Managing Member of the sole general partner of several investment funds affiliated with WCAS, including VII
                         Partners.
Andrew M. Paul.......... General Partner or Managing Member of the sole general partner of several investment funds affiliated with WCAS, including VII
                         Partners.
Laura M. VanBuren....... General Partner or Managing Member of the sole general partner of several investment funds affiliated with WCAS, including VII
                         Partners.
Robert A. Minicucci..... General Partner or Managing Member of the sole general partner of several investment funds affiliated with WCAS, including VII
                         Partners, since August 1993. Senior Vice President and Chief
                         Financial Officer, First Data Corporation, a provider of information and transaction processing for credit card issuers, from February
                         1992 to August 1993.
Anthony J. deNicola..... General Partner or Managing Member of the sole general partner of several investment funds affiliated with WCAS, including VII
                         Partners, since April 1994. Associate, William Blair & Associates, an investment firm, from September 1990 to April 1994.
Paul B. Queally......... General Partner of VII Partners since February 1996. General Partner at The Sprout Group, an investment partnership, from September 1986 to February 1996.
Lawrence B. Sorrel...... See Part 1 of this Schedule I.
Priscillia A. Newman.... General Partner or Managing Member of the sole general partner of several investment funds affiliated with WCAS, including VII
                         Partners.

  4. GOLDER, THOMA, CRESSEY, RAUNER FUND V, L.P. Golder, Thoma, Cressey, Rauner Fund V, L.P., a Delaware limited partnership, is principally engaged in the business of investing in other companies. The sole general partner of Golder, Thoma, Cressey, Rauner Fund V, L.P., is GTCR V, L.P., a Delaware limited partnership. The sole general partner of GTCR V, L.P. is Golder, Thoma, Cressey, Rauner, Inc., a Delaware corporation ("GTCR"). The business address of GTCR is 6100 Sears Tower, Chicago, Illinois 60606.

  The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of GTCR. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is 6100 Sears Tower, Chicago, Illinois 60606. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with GTCR. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at GTCR for the past five years.

                                           PRESENT PRINCIPAL OCCUPATION OR
                                           EMPLOYMENT; MATERIAL POSITIONS
    NAME AND ADDRESS                       HELD DURING THE PAST FIVE YEARS
    ----------------                       -------------------------------
Carl D. Thoma........... Mr. Thoma is a Partner of Thoma Cressey Equity Partners ("TCEP")
                         and has been a Principal of GTCR or its predecessor since 1980.
Bryan C. Cressey........ Mr. Cressey is a Partner of TCEP and has been a Principal of GTCR or its predecessor since 1980.
Bruce V. Rauner......... Mr. Rauner is the Managing Principal of GTCR Golder Rauner LLC
                         ("GTCRGR"), and has been a Principal with GTCR or its predecessor since 1981.
David A. Donnini........ Mr. Donnini is a Principal of GTCRGR and has been either an
                         Associate or Principal of GTCR since 1993.
Donald J. Edwards....... See Part 1 of this Schedule I.
Lee M. Mitchell......... Mr. Mitchell is a Partner of TCEP and has been a Principal of GTCR since 1994.
Joseph P. Nolan......... Mr. Nolan is a Principal of GTCRGR and has been either an Associate or Principal of GTCR since 1994. Mr. Nolan served as a Vice
                         President of Dean Witter Reynolds, a nationally recognized investment banking firm, from 1990 to 1994.
Philip A. Canfield...... Mr. Canfield is a Principal of GTCRGR and has been either an
                         Associate or Principal of GTCR or its predecessor since 1992.
William C. Kessinger.... Mr. Kessinger is a Principal of GTCRGR and has been either an
                         Associate or Principal of GTCR since 1995. Mr. Kessinger was a principal of the Parthenon Group, a strategic consulting firm, from
                         1994 to 1995. From 1992 to 1994, Mr. Kessinger attended Harvard
                         Business School.
Steven I. Ross.......... Mr. Ross has served as Chief Financial Officer of GTCRGR and GTCR since 1997. Mr. Ross previously served as Chief Financial Officer of Marquette Venture Partners, a venture capital firm, and as
                         Accounting Manager of Kemper Financial Services, a financial services firm, from 1986 to 1994.

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                       The Depositary for the Offer is:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

            By Mail:                                       By Hand:                             By Overnight Delivery:
ChaseMellon Shareholder Services, L.L.C.    ChaseMellon Shareholder Services, L.L.C.    ChaseMellon Shareholder Services, L.L.C.
        Post Office Box 3301                        120 Broadway, 13th Floor               85 Challenger Rd-Mail Drop-Reorg.
     South Hackensack, NJ 07606                        New York, NY 10271                      Ridgefield Park, NJ 07660
   Attn: Reorganization Department              Attn: Reorganization Department              Attn: Reorganization Department

                 By Facsimile Transmission:                               Confirm Receipt of Facsimile
               (For Eligible Institutions Only)                                  by Telephone:
                       (201) 329-8936                                           (201) 296-4860

  Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                [LOGO OF MACKENZIE PARTNERS, INC. APPEARS HERE]

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (call collect)
                                      or
                        Call Toll-Free: (800) 322-2885